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                        [HEENAN BLAIKIE LLP LETTERHEAD]


April 29, 2004


Lions Gate Entertainment Corp.
555 Brooksbank
North Vancouver, B.C. V7J3S5

Dear Sir or Madam:

RE: REGISTRATION OF SECURITIES OF LIONS GATE ENTERTAINMENT CORP.

At your request, we have examined the Registration Statement (the "Registration Statement") on Form S-3 of Lions Gate Entertainment Corp., a company incorporated under the laws of British Columbia (the "Company"), in connection with the registration under the Securities Act of 1933 of (a) 11,105,664 common shares of the Company issuable upon conversion of the 4.875% Senior Subordinated Convertible Notes due 2010 (the "Notes") of the Company's U.S. subsidiary, Lions Gate Entertainment Inc. (the "Conversion Shares"), (b) 2,500,000 of the Company's common shares held by certain of the Company's shareholders (the "Additional Shares"), and (c) 5,249,600 of the Company's common shares issuable upon conversion of the Company's outstanding warrants (the "Warrants") (the "Warrant Shares").

We are of the opinion that:

(i) The Conversion Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued upon conversion of Notes in accordance with the terms of the Indenture dated as of December 3, 2003 by and among Lions Gate Entertainment Inc., the Company and J.P. Morgan Trust Company, National Association, as trustee, will be validly issued, fully paid and non-assessable;

(ii) The Additional Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable; and

(iii) The Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued upon the conversion of the Warrants will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Yours truly,

/s/ Heenan Blaikie LLP